    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 27, 2000


                                                      REGISTRATION NO. 333-93285

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                       LATTICE SEMICONDUCTOR CORPORATION
             (Exact name of Registrant as specified in its charter)

           DELAWARE                   93-0835214
 (State or other jurisdiction      (I.R.S. Employer
              of                Identification Number)
incorporation or organization)

                             5555 N.E. MOORE COURT
                            HILLSBORO, OREGON 97124
                                 (503) 268-8000
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                           --------------------------

                               STEPHEN A. SKAGGS
                            CHIEF FINANCIAL OFFICER
                       LATTICE SEMICONDUCTOR CORPORATION
                             5555 N.E. MOORE COURT
                            HILLSBORO, OREGON 97124
                                 (503) 268-8000
      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                    COPY TO:
                               JOHN A. FORE, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                          PALO ALTO, CALIFORNIA 94304
                                 (415) 493-9300
                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED JANUARY 27, 2000

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITYHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                       LATTICE SEMICONDUCTOR CORPORATION

                                  $260,000,000

               4 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2006 AND
             THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

    We issued the notes in a private placement in October 1999. This prospectus will be used by selling securityholders to resell their notes and the common stock issuable upon conversion of their notes.

    The notes are convertible prior to maturity into common stock at an initial conversion price of $41.440 per share, subject to adjustment in certain events. We will pay interest on the notes on May 1 and November 1 of each year, beginning on May 1, 2000. The notes will mature on November 1, 2006, unless earlier converted or redeemed.

    We may redeem all or a portion of the notes on or after November 6, 2002. In addition, the holders may require us to repurchase the notes upon a fundamental change prior to November 1, 2006.


    The reported last sales price of our common stock on the Nasdaq National Market on January 26, 2000 was $56.188 per share. Our common stock is traded on the Nasdaq National Market under the symbol "LSCC."


                            ------------------------

    THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  THIS PROSPECTUS IS DATED             , 2000

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Where You Can Find More Information.........................      3
Summary.....................................................      4
Risk Factors................................................      6
Use of Proceeds.............................................     13
Ratio of Earnings to Fixed Charges..........................     13
Selected Consolidated Financial Data........................     14
Description of Notes........................................     15
Description of Capital Stock................................     24
Certain Federal Income Tax Considerations...................     27
Selling Securityholders.....................................     33
Plan of Distribution........................................     37
Legal Matters...............................................     38
Experts.....................................................     38

                      WHERE YOU CAN FIND MORE INFORMATION

    We file reports, proxy statements and other information with the Commission, in accordance with the Securities Exchange Act of 1934. You may read and copy our reports, proxy statements and other information filed by us at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices; 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Commission are available to the public over the Internet at the Commission's World Wide Web site at http://www.sec.gov.

    The Commission allows us to "incorporate by reference" into this prospectus the information we filed with the Commission. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:

    - Our Annual Report on Form 10-K, as amended, for the fiscal year ended April 3, 1999;

    - Our Quarterly Report on Form 10-Q for the fiscal quarter ended July 3,
      1999;

    - Our Quarterly Report on Form 10-Q for the fiscal quarter ended October 2, 1999;

    - Our Proxy Statement for the 1999 annual meeting of stockholders;

    - Our Current Report on Form 8-K filed on June 25, 1999, and amended on August 20, 1999;

    - Our Current Report on Form 8-K filed on October 21, 1999;

    - Our Current Report on Form 8-K filed on November 8, 1999;


    - Our Current Report on Form 8-K filed on November 19, 1999;



    - Our Current Report on Form 8-K filed on December 15, 1999; and



    - Our Current Report on Form 8-K filed on January 4, 2000.


    You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

    Investor Relations Department
    Lattice Semiconductor Corporation
    5555 N.E. Moore Court
    Hillsboro, Oregon 97124-6421
    Telephone: (503) 268-8000

    You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus is accurate as of any date other than the date on the front of those documents.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SOME INFORMATION FROM THIS PROSPECTUS, AND IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. IT IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS, INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. YOU SHOULD READ THE FULL TEXT OF, AND CONSIDER CAREFULLY THE MORE SPECIFIC DETAILS CONTAINED IN, THIS PROSPECTUS. WHEN USED IN THIS PROSPECTUS, THE TERMS "LATTICE," "WE," "OUR" AND "US" REFER TO LATTICE SEMICONDUCTOR CORPORATION AND NOT TO THE SELLING SECURITYHOLDERS.

    Lattice Semiconductor Corporation is the world's leading supplier of in-system programmable, or ISP, logic devices and pioneered the application of electrically erasable CMOS, or E(2)CMOS, silicon wafer manufacturing process technology to programmable logic devices, or PLDs. We design, develop and market both high- and low-density PLDs and related development system software. PLDs are widely-used semiconductor components that can be configured by the end customer as specific logic circuits, and enable the end customer to shorten design cycle times and reduce development costs. Our end customers are primarily original equipment manufacturers, or OEMs, in the field of data and telecommunications, as well as computing, industrial and military systems. In June 1999, we acquired Vantis Corporation, the programmable logic device division of Advanced Micro Devices, or AMD, for approximately $500 million in cash. We believe this acquisition will enable us to increase our share of the PLD market, accelerate development of new products and technologies and provide us access to Vantis' complementary customer base.

    We were incorporated in Oregon in 1983 and reincorporated in Delaware in 1985. Our principal offices are located at 5555 N.E. Moore Court, Hillsboro, Oregon 97124, our telephone number is (503) 268-8000 and our website can be accessed at www.latticesemi.com. Information contained in our website does not constitute part of this prospectus.

                                  THE OFFERING


Securities Offered........................  $260,000,000 principal amount of 4 3/4% Convertible
                                            Subordinated Notes due 2006.

Interest..................................  4 3/4% per year. We will pay interest on May 1 and
                                            November 1 of each year, beginning May 1, 2000.

Conversion................................  You may convert each note into common stock at any time on or before November 1, 2006 at a conversion price of
                                            $41.440 per share, subject to adjustment if certain
                                            events affecting our common stock occur.

Subordination.............................  The notes are subordinated to all senior indebtedness and to all debt and other liabilities of our
                                            subsidiaries. As of December 31, 1999, we had no senior
                                            indebtedness outstanding and approximately
                                            $68.7 million of indebtedness and other liabilities to
                                            which the notes were effectively subordinated. Neither
                                            we nor our subsidiaries are limited from incurring
                                            additional debt, including senior indebtedness, under
                                            the indenture.

Optional Redemption.......................  On or after November 6, 2002, we may redeem the notes at the redemption prices listed in this prospectus,
                                            together with accrued and unpaid interest.

Fundamental Change........................  You have the right, at your option, in the event of a fundamental change to require us to redeem your notes at
                                            100% of the principal amount of the notes to be redeemed
                                            plus accrued interest.

Use Of Proceeds...........................  We will not receive any of the proceeds from the sale by any selling securityholder of the notes or the
                                            underlying common stock.

                                  RISK FACTORS

    BEFORE YOU INVEST IN THE NOTES OR SHARES OF COMMON STOCK UNDERLYING THE NOTES, YOU SHOULD BE AWARE OF VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, BEFORE YOU DECIDE WHETHER TO PURCHASE THE NOTES. THE RISKS SET OUT BELOW ARE NOT THE ONLY RISKS WE FACE.

    IF ANY OF THE FOLLOWING RISKS OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF THE NOTES AND COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

    KEEP THESE RISK FACTORS IN MIND WHEN YOU READ "FORWARD-LOOKING" STATEMENTS ELSEWHERE IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. THESE ARE STATEMENTS THAT RELATE TO OUR EXPECTATIONS FOR FUTURE EVENTS AND TIME PERIODS. GENERALLY, THE WORDS "ANTICIPATE," "EXPECT," "INTEND" AND SIMILAR EXPRESSIONS IDENTIFY FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, AND FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER SIGNIFICANTLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS.

RISKS RELATED TO OUR BUSINESS

    OUR WAFER SUPPLY COULD BE INTERRUPTED OR REDUCED AND RESULT IN A SHORTAGE OF FINISHED PRODUCTS AVAILABLE FOR SALE

    We do not manufacture finished silicon wafers. Currently all of our silicon wafers are manufactured by Seiko Epson in Japan, AMD in the United States and the UMC Group, a group of affiliated companies, in Taiwan. If Seiko Epson, through its U.S. affiliate Epson Electronics America, AMD or the UMC Group significantly interrupts or reduces our wafer supply, our operating results would be adversely affected.

    In the past, we have experienced delays in obtaining wafers and in securing supply commitments from our foundries. At present, we anticipate that our supply commitments are adequate. However, these existing supply commitments may not be sufficient for us to satisfy customer demand in future periods. Additionally, notwithstanding our supply commitments we may still have difficulty in obtaining wafer deliveries consistent with the supply commitments. We negotiate wafer prices and supply commitments on at least an annual basis. If Seiko Epson, Epson Electronics America, AMD or the UMC Group reduces our supply commitment or increases our wafer prices, and we cannot find alternative sources of wafer supply, our operating results could be adversely affected.

    Many other factors that could disrupt our wafer supply are beyond our control. Since worldwide manufacturing capacity for silicon wafers is limited and inelastic, we could be adversely affected by significant industry-wide increases in overall wafer demand or interruptions in wafer supply. Additionally, although the recent earthquake in Taiwan has not had a material adverse effect on our operating results, a future disruption of Seiko Epson's, AMD's or the UMC Group's foundry operations as a result of a fire, earthquake or other natural disaster could disrupt our wafer supply and could have an adverse effect on our operating results.

    IF OUR FOUNDRY PARTNERS EXPERIENCE QUALITY OR YIELD PROBLEMS, WE MAY FACE A SHORTAGE OF FINISHED PRODUCTS AVAILABLE FOR SALE

    We depend on our foundries to deliver reliable silicon wafers with acceptable yields in a timely manner. As is common in our industry, we have experienced wafer yield problems and delivery delays in the past. If our foundries are unable to produce silicon wafers that meet our specifications, with acceptable yields, for a prolonged period, our operating results could be adversely affected.

    Substantially all of our revenue is derived from products based on a specialized silicon wafer manufacturing process technology called E2CMOS. The reliable manufacture of high performance E2CMOS semiconductor wafers is a complicated and technically demanding process requiring:

    - a high degree of technical skill;

    - state-of-the-art equipment;

    - the absence of defects in the masks used to print circuits on a wafer;

    - the elimination of minute impurities and errors in each step of the fabrication process; and

    - effective cooperation between the wafer supplier and the circuit designer.

    As a result, our foundries may experience difficulties in achieving acceptable quality and yield levels when manufacturing our silicon wafers.

    OUR PRODUCTS MAY NOT BE COMPETITIVE IF WE ARE UNSUCCESSFUL IN MIGRATING OUR MANUFACTURING PROCESSES TO MORE ADVANCED TECHNOLOGIES

    In order to develop new products and maintain the competitiveness of existing products, we need to migrate to more advanced wafer manufacturing processes that utilize larger wafer sizes and smaller device geometries. We may also utilize additional foundries. Since we depend upon foundries to provide their facilities and support for our process technology development, we may experience delays in the availability of advanced wafer manufacturing process technologies at existing or new wafer fabrication facilities. As a result, volume production of our advanced E2CMOS process technologies at the new fabs of Seiko Epson, the UMC Group or future foundries may not be achieved. This could have an adverse effect on our operating results.

    WE MAY BE UNSUCCESSFUL IN DEFINING, DEVELOPING OR SELLING NEW PRODUCTS REQUIRED TO MAINTAIN OR EXPAND OUR BUSINESS

    As a semiconductor company, we operate in a dynamic environment marked by rapid product obsolescence. Our future success depends on our ability to introduce new or improved products that meet customer needs while achieving acceptable margins. If we fail to introduce these new products in a timely manner or these products fail to achieve market acceptance, our business and financial condition will be adversely affected.

    The introduction of new products in a dynamic market environment presents significant business challenges. Product development commitments and expenditures must be made well in advance of product sales. The success of a new product depends on accurate forecasts of long-term market demand and future technology developments.

    Our future revenue growth is dependent on market acceptance of our new proprietary ISP product families and the continued market acceptance of our proprietary software development tools. The success of these products is dependent on a variety of specific technical factors including:

    - successful product definition;

    - timely and efficient completion of product design;

    - timely and efficient implementation of wafer manufacturing and assembly processes;

    - product performance; and

    - the quality and reliability of the product.

    If, due to these or other factors, our new products do not achieve market acceptance, our business and financial condition will be adversely affected.

    WE MAY EXPERIENCE UNEXPECTED DIFFICULTIES INTEGRATING VANTIS

    We acquired Vantis on June 15, 1999, and are currently in the process of integrating Vantis with our other operations. If integration is unsuccessful, more difficult or more time consuming than originally planned, we may incur unexpected disruptions to our ongoing business. These disruptions may have an adverse effect on our operations and financial results. Further, the following specific factors may adversely affect our ability to integrate the business of
Vantis:

    - we may experience unexpected losses of key employees or customers;

    - we may experience difficulties or delays in conforming the standards, processes, procedures and controls of our two businesses;

    - we may experience unexpected costs and discover unexpected liabilities;

    - we may not achieve expected levels of revenue growth, cost reduction and profitability improvement; and

    - we may not be able to coordinate our new product and process development in a way which enables us to bring new technologies to the market in a timely manner.

    In addition, as part of our acquisition of Vantis, we entered into arrangements with Vantis' former parent, AMD, for AMD to provide Vantis with certain manufacturing support and administrative services. In the event AMD fails to provide these services, or provides such services at a level of quality and timeliness inconsistent with the historical delivery of such services, our ability to integrate Vantis will be severely hampered and our business may suffer.

    DETERIORATION OF CONDITIONS IN ASIA MAY DISRUPT OUR EXISTING SUPPLY ARRANGEMENTS AND RESULT IN A SHORTAGE OF FINISHED PRODUCTS AVAILABLE FOR SALE

    Two of our three silicon wafer suppliers operate fabs located in Asia. Our finished silicon wafers are assembled and tested by independent subcontractors located in Hong Kong, Malaysia, the Philippines, South Korea, Taiwan and Thailand. A prolonged interruption in our supply from any of these subcontractors could have an adverse effect on our operating results.

    Although we have yet not experienced significant supply interruptions, the economic, financial, social and political situation in Asia has recently been volatile. Financial difficulties, governmental actions or restrictions, prolonged work stoppages or any other difficulties experienced by these suppliers may disrupt our supply and could have an adverse effect on our operating results.

    Our wafer purchases from Seiko Epson are denominated in Japanese yen. The value of the dollar with respect to the yen has fluctuated in the past and may not remain stable in the future. Future substantial deterioration of dollar-yen exchange rates could have an adverse effect on our operating results.

    EXPORT SALES ACCOUNT FOR A SUBSTANTIAL PORTION OF OUR REVENUES AND MAY DECLINE IN THE FUTURE DUE TO ECONOMIC AND GOVERNMENTAL UNCERTAINTIES

    Our export sales are affected by unique risks frequently associated with foreign economies including:

    - changes in local economic conditions;

    - exchange rate volatility;

    - governmental controls and trade restrictions;

    - export license requirements and restrictions on the export of technology;

    - political instability;

    - changes in tax rates, tariffs or freight rates;

    - interruptions in air transportation; and

    - difficulties in staffing and managing foreign sales offices.

    For example, our export sales have recently been affected by the Asian economic crisis. Significant changes in the economic climate in the foreign countries where we derive our export sales could have an adverse effect on our operating results.

    IF OUR ASSEMBLY AND TEST SUBCONTRACTORS EXPERIENCE QUALITY OR YIELD PROBLEMS, WE MAY FACE A SHORTAGE OF FINISHED PRODUCTS AVAILABLE FOR SALE

    We rely on subcontractors to assemble and test our devices with acceptable quality and yield levels. As is common in our industry, we have experienced quality and yield problems in the past. If we experience prolonged quality or yield problems in the future, there could be an adverse effect on our operating results.

    The majority of our revenue is derived from semiconductor devices assembled in advanced packages. The assembly of advanced packages is a complex process requiring:

    - a high degree of technical skill;

    - state-of-the-art equipment;

    - the absence of defects in lead frames used to attach semiconductor devices to the package;

    - the elimination of raw material impurities and errors in each step of the process; and

    - effective cooperation between the assembly subcontractor and the device manufacturer.

    As a result, our subcontractors may experience difficulties in achieving acceptable quality and yield levels when assembling and testing our semiconductor devices.

    THE CYCLICAL NATURE OF THE SEMICONDUCTOR INDUSTRY MAY LIMIT OUR ABILITY TO MAINTAIN OR INCREASE REVENUE AND PROFIT LEVELS DURING FUTURE INDUSTRY DOWNTURNS

    The semiconductor industry is highly cyclical, to a greater extent than other less dynamic or less technology-driven industries. In the past, our financial performance has been negatively affected by significant downturns in the semiconductor industry as a result of:

    - the cyclical nature of the demand for the products of semiconductor customers;

    - general reductions in inventory levels by customers;

    - excess production capacity; and

    - accelerated declines in average selling prices.

    If these or other conditions in the semiconductor industry occur in the future, there could be an adverse effect on our operating results.

    OUR FUTURE QUARTERLY OPERATING RESULTS MAY FLUCTUATE AND THEREFORE MAY FAIL TO MEET EXPECTATIONS

    Our quarterly operating results have fluctuated in the past and may continue to fluctuate in the future. Consequently, our operating results may fail to meet the expectations of analysts and investors. As a result of industry conditions and the following specific factors, our quarterly operating results are more likely to fluctuate and are more difficult to predict than a typical non-technology company of our size and maturity:

    - general economic conditions in the countries where we sell our products;

    - the timing of our and our competitors' new product introductions;

    - product obsolescence;

    - the scheduling, rescheduling and cancellation of large orders by our customers;

    - the cyclical nature of demand for our customers' products;

    - our ability to develop new process technologies and achieve volume production at the new fabs of Seiko Epson and the UMC Group or at another foundry;

    - changes in manufacturing yields;

    - adverse movements in exchange rates, interest rates or tax rates; and

    - the availability of adequate supply commitments from our wafer foundries and assembly and test subcontractors.

    As a result of these factors, our past financial results are not necessarily a good predictor of our future results.

    WE MAY NOT BE ABLE TO SUCCESSFULLY COMPETE IN THE HIGHLY COMPETITIVE SEMICONDUCTOR INDUSTRY

    The semiconductor industry is intensely competitive and many of our direct and indirect competitors have substantially greater financial, technological, manufacturing, marketing and sales resources. If we are unable to compete successfully in this environment, our future results will be adversely affected.

    The current level of competition in the programmable logic market is high and may increase as our market expands. We currently compete directly with companies that have licensed our products and technology or have developed similar products. We also compete indirectly with numerous semiconductor companies that offer products and solutions based on alternative technologies. These direct and indirect competitors are established multinational semiconductor companies as well as emerging companies. We also may experience significant competition from foreign companies in the future.

    WE MAY FAIL TO RETAIN OR ATTRACT THE SPECIALIZED TECHNICAL AND MANAGEMENT PERSONNEL REQUIRED TO SUCCESSFULLY OPERATE OUR BUSINESS

    To a greater degree than most non-technology companies or larger technology companies, our future success depends on our ability to attract and retain highly qualified technical and management personnel. As a mid-sized company, we are particularly dependent on a relatively small group of key employees. Competition for skilled technical and management employees is intense within our industry. As a result, we may not be able to retain our existing key technical and management personnel. In addition, we may not be able to attract additional qualified employees in the future. If we are unable to retain existing key employees or are unable to hire new qualified employees, our operating results could be adversely affected.

    IF WE ARE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, OUR FINANCIAL RESULTS AND COMPETITIVE POSITION MAY SUFFER

    Our success depends in part on our proprietary technology. However, we may fail to adequately protect this technology. As a result, we may lose our competitive position or face significant expense to protect or enforce our intellectual property rights.

    We intend to continue to protect our proprietary technology through patents, copyrights and trade secrets. Despite this intention, we may not be successful in achieving adequate protection. Claims allowed on any of our patents may not be sufficiently broad to protect our technology. Patents issued to us also may be challenged, invalidated or circumvented. Finally, our competitors may develop similar technology independently.

    Companies in the semiconductor industry vigorously pursue their intellectual property rights. If we become involved in protracted intellectual property disputes or litigation we may utilize substantial financial and management resources, which could have an adverse effect on our operating results. We may also be subject to future intellectual property claims or judgements. If these were to occur, we may not be able to obtain a license on favorable terms or without our operating results being adversely affected.

    WE ARE SUBJECT TO RISKS RELATED TO YEAR 2000 PROBLEMS

    We are currently working to address the potential impact of the Year 2000 on the processing of information by our computerized systems, including interfaces to our business partners.

    In June 1999, we completed our planned Year 2000 compliance activities with respect to our products and internal systems, software, equipment and facilities. Based solely on these activities, management believes that all products and material internal systems, software, equipment and facilities are currently Year 2000 compliant. We do not anticipate that potential Year 2000 issues will have a material adverse impact on our financial position or operating results. In the aggregate, approximately $2.0 million in expenses were incurred to fund Year 2000 compliance activities.

    However, we could be adversely impacted if any of our critical business partners were to experience a severe business interruption due to a failure to address their internal Year 2000 issues in a timely manner. The most reasonably likely worst case Year 2000 scenario is a temporary disruption in supplier deliveries or customer shipments. If a severe disruption occurs in either of these two areas and is not corrected in a timely manner, a revenue or profit shortfall may result in the first half of calendar year 2000. Based solely on responses received to date from our business partners, we have no reason to believe that there will be such a material adverse impact. However, if the responses received from our business partners are inaccurate or happen to change, then there could be such a material adverse impact. Management is evaluating Year 2000 business interruption scenarios and developing appropriate contingency plans.

RISKS RELATED TO THIS OFFERING

    THE NOTES ARE SUBORDINATED


    The notes are unsecured and subordinated in right of payment to all of our existing and future senior indebtedness. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture and in certain other events, our assets will be available to pay obligations on the notes only after all senior indebtedness has been paid. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding notes. The notes are also effectively subordinated to the liabilities, including trade payables, of any of our subsidiaries. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. If we or our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. As of December 31, 1999, we had no senior indebtedness outstanding and had approximately
$68.7 million of debt and other liabilities outstanding. We may from time to time incur additional debt, including senior indebtedness. Our subsidiaries may also from time to time incur other additional debt and liabilities. See "Description of Notes--Subordination of Notes."


    LATTICE MAY BE UNABLE TO REDEEM THE NOTES UPON A FUNDAMENTAL CHANGE

    We may be unable to redeem the notes in the event of a fundamental change. Upon a fundamental change, you may require us to redeem all or a portion of your notes. If a fundamental change were to occur, we may not have enough funds to pay the redemption price for all tendered notes. Any future credit agreements or other agreements relating to our indebtedness may expressly prohibit the redemption of the notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from redeeming the notes, we could seek the consent of our lenders to redeem the notes or could attempt to refinance this debt. If we do not obtain a consent, we could not redeem the notes. Our failure to redeem tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness. In such circumstances, or if a fundamental change would constitute an event of default under our senior indebtedness, the subordination provisions of the indenture would restrict payments to the holders of notes. The term "fundamental change" is limited to certain specified transactions and may not include other events that might adversely affect our financial condition. Our obligation to offer to redeem the notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving Lattice. See "Description of Notes--Redemption at Option of the Holder."

    A PUBLIC MARKET MAY NOT DEVELOP FOR THE NOTES

    The initial purchasers in the initial private placement have advised us that they intend to make a market in the notes. However, the initial purchasers are not obligated to make a market in the notes and may discontinue this market making activity at any time without notice. In addition, market making activity by the initial purchasers will be subject to the limits imposed by the Securities Act and the Exchange Act. As a result, we cannot assure you that any market for the notes will develop or, if one does develop, that it will be maintained. If an active market for the notes fails to develop or be sustained, the trading price of the notes could be materially adversely affected.

    OUR STOCK PRICE MAY CONTINUE TO EXPERIENCE LARGE SHORT-TERM FLUCTUATIONS WHICH MAY SIGNIFICANTLY AFFECT THE TRADING PRICE OF THE NOTES

    In recent years, the price of our common stock has fluctuated greatly. Fluctuations in the trading price of our common stock will affect the trading price of the notes. These price fluctuations have been rapid and severe and have left investors little time to react. The price of our common stock may continue to fluctuate greatly in the future due to a variety of company specific factors, including:

    - quarter to quarter variations in our operating results;

    - shortfalls in revenue or earnings from levels expected by securities analysts; and

    - announcements of technological innovations or new products by other companies.

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale by any selling securityholder of the notes or the underlying common stock.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                                                                                          SIX MONTHS
                                                              FISCAL YEAR ENDED                             ENDED
                                            ------------------------------------------------------   --------------------
                                                                  MARCH 29,   MARCH 28,   APRIL 3,   SEPT. 26,   OCT. 2,
                                              1995       1996       1997        1998        1999       1998        1999
                                            --------   --------   ---------   ---------   --------   ---------   --------
Ratio of earnings to fixed charges.......     152x       194x       209x        254x        158x       164x            --

    These computations include us and our consolidated subsidiaries. For these ratios, "earnings" represents income before taxes plus fixed charges. "Fixed charges" consists of:

    - interest expense plus the portion of rent expense under operating leases deemed by us to be representative of the interest factor, and

    - amortization of debt issuance costs.

    Lattice would have had to generate additional earnings of $83.1 million for the six-month period ended October 2, 1999 to achieve a ratio of 1:1.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with our consolidated financial statements, related notes and other financial information incorporated herein by reference. The consolidated statement of operations data for the fiscal years ended April 1, 1995, March 30, 1996, March 29, 1997, March 28, 1998 and April 3, 1999 and the consolidated balance sheet data as of April 1, 1995, March 30, 1996, March 29, 1997, March 28, 1998 and April 3, 1999 are derived from the audited consolidated financial statements previously filed with the SEC. The consolidated statement of operations data for the six months ended September 26, 1998 and October 2, 1999 and the consolidated balance sheet data as of September 26, 1998 and October 2, 1999 are derived from our unaudited consolidated financial statements and include, in the opinion of management, all adjustments, including normal recurring adjustments with the exception of the non-recurring in-process research and development charge, relating to the Vantis acquisition, necessary to present fairly the financial information therein. These results are not necessarily indicative of the results that may be expected for future periods. All per share data below has been adjusted to reflect a two-for-one stock split effected in the form of a stock dividend that was paid on September 16, 1999.

                                                               FISCAL YEAR ENDED                        SIX MONTHS ENDED
                                            -------------------------------------------------------   ---------------------
                                            APR. 1,    MAR. 30,    MAR. 29,    MAR. 28,    APR. 3,    SEPT. 26,    OCT. 2,
                                              1995       1996        1997        1998        1999        1998      1999(2)
                                            --------   ---------   ---------   ---------   --------   ----------   --------
                                                                                                           (UNAUDITED)
                                                            (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Revenue..................................   $144,083   $198,167    $204,089    $245,894    $200,072     $96,116    $154,711
Costs and expenses:
  Cost of products sold..................     58,936     82,216      83,736      98,883      78,440      38,152      62,652
  Research and development...............     22,859     26,825      27,829      32,012      33,190      15,815      27,753
  Selling, general and administrative....     25,020     31,323      33,558      39,934      36,818      18,010      31,238
  In-process research and development....         --         --          --          --          --          --      89,003
  Amortization of intangible assets......         --         --          --          --          --          --      25,291
                                            --------   --------    --------    --------    --------     -------    --------
    Total costs and expenses.............    106,815    140,364     145,123     170,829     148,448      71,977     235,937
Income (loss) from operations............     37,268     57,803      58,966      75,065      51,624      24,139     (81,226)
Other income (expense), net..............      3,349      5,442       8,712      10,643      10,668       5,026      (1,840)
                                            --------   --------    --------    --------    --------     -------    --------
Income (loss) before provision (benefit)
  for income taxes.......................     40,617     63,245      67,678      85,708      62,292      29,165     (83,066)
Provision (benefit) for income taxes.....     13,651     21,461      22,673      29,141      20,246       9,479     (26,933)
                                            --------   --------    --------    --------    --------     -------    --------
Net income (loss)........................   $ 26,966   $ 41,784    $ 45,005    $ 56,567    $ 42,046     $19,686    $(56,133)
                                            ========   ========    ========    ========    ========     =======    ========
Basic net income (loss) per share........   $    .72   $   1.03    $   1.00    $   1.22    $    .90     $   .42    $  (1.18)
                                            ========   ========    ========    ========    ========     =======    ========
Diluted net income (loss) per share......   $    .70   $   1.00    $    .98    $   1.18    $    .88     $   .41    $  (1.18)
                                            ========   ========    ========    ========    ========     =======    ========
Shares used in per share calculations:
Basic net income (loss)..................     37,254     40,654      44,920      46,478      46,974      46,992      47,483
Diluted net income (loss)................     38,328     41,958      45,946      47,788      47,638      47,474      47,483
OTHER DATA:
Ratio of earnings to fixed charges(1)....        152x       194x        209x        254x        158x        164x      --

                                                                     AS OF                                    AS OF
                                            -------------------------------------------------------   ---------------------
                                            APR. 1,    MAR. 30,    MAR. 29,    MAR. 28,    APR. 3,    SEPT. 26,    OCT. 2,
                                              1995       1996        1997        1998        1999        1998      1999(2)
                                            --------   ---------   ---------   ---------   --------   ----------   --------
                                                                                                           (UNAUDITED)
                                                                            (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments............................   $ 88,810   $215,170    $228,647    $267,110    $319,434    $287,072    $135,274
Working capital..........................    106,021    244,649     267,669     283,678     324,204     295,253      63,105
Total assets.............................    192,917    342,935     403,462     489,066     540,896     502,538     830,815
Bank borrowings, net of current
  portion................................         --         --          --          --          --          --     182,500
Stockholders' equity.....................    157,797    298,768     360,491     434,686     483,734     452,244     465,241

------------------------------
(1) Computed by dividing (a) earnings before taxes adjusted for fixed charges by
    (b) fixed charges, which includes interest expense plus the portion of rent expense under operating leases deemed by Lattice to be representative of the interest factor, plus amortization of debt issuance costs. Lattice would have had to generate additional earnings of $83.1 million for the six month period ended October 2, 1999 to achieve a ratio of 1:1.
(2) Includes our acquisition of Vantis in June 1999.

                              DESCRIPTION OF NOTES

    The notes were issued under an indenture to be dated as of November 1, 1999, between Lattice and State Street Bank and Trust Company of California, N.A., as trustee. A copy of the indenture has been filed as an exhibit to this registration statement.

    The following description is a summary of the material provisions of the notes and the indenture. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the indenture, including the definitions of certain terms used in the indenture. Wherever particular provisions or defined terms of the indenture or form of note are referred to, these provisions or defined terms are incorporated in this prospectus by reference.

    As used in this "Description of Notes" section, references to "Lattice," "we," "our" or "us" refer solely to Lattice Semiconductor Corporation and not its subsidiaries.

GENERAL

    We issued $260,000,000 of notes in a private placement in October 1999. The notes are general unsecured obligations of Lattice. Our payment obligations under the notes are subordinated to our senior indebtedness as described under "--Subordination of Notes." The notes are convertible into common stock as described under "--Conversion of Notes." The notes were issued in denominations of $1,000 and multiples of $1,000. The notes will mature on November 1, 2006 unless earlier converted, redeemed at our option or redeemed at your option upon a fundamental change.

    We are not subject to any financial covenants under the indenture. In addition, we are not restricted under the indenture from paying dividends, incurring debt, including senior indebtedness, or issuing or repurchasing our securities.

    You are not afforded protection in the event of a highly leveraged transaction or a change in control of Lattice under the indenture except to the extent described below under "--Redemption at Option of the Holder."

    The interest rate on the notes is 4 3/4% per year. We will pay interest on May 1 and November 1 of each year, beginning May 1, 2000 to record holders at the close of business on the preceding April 15 and October 15, as the case may be, except:

    - interest payable upon redemption will be paid to the person to whom principal is payable, unless the redemption date is an interest payment date; and

    - as set forth in the next sentence.

    In case you convert your note into common stock during the period after any record date but prior to the next interest payment date either:

    - we will not be required to pay interest on the interest payment date if the note has been called for redemption on a redemption date that occurs during this period; or

    - we will not be required to pay interest on the interest payment date if the note is to be redeemed in connection with a fundamental change on a repurchase date that occurs during this period; or

    - if otherwise, any note not called for redemption that is submitted for conversion during this period must also be accompanied by an amount equal to the interest due on the interest payment date on the converted principal amount, unless at the time of conversion there is a default in the payment of interest on the notes. See "--Conversion of Notes."

    We will maintain an office in the Borough of Manhattan, the City of New York for the payment of interest, which shall initially be an office or agency of the trustee.

    We may pay interest either:

    - by check mailed to your address as it appears in the note register, provided that if you are a holder with an aggregate principal amount in excess of $2.0 million, you shall be paid, at your written election, by wire transfer in immediately available funds; or

    - by transfer to an account maintained by you in the United States.

    However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

CONVERSION OF NOTES

    You may convert your note, in whole or in part, into common stock through the final maturity date of the notes, subject to prior redemption of the notes. If we call notes for redemption, you may convert the notes only until the close of business on the business day prior to the redemption date unless we fail to pay the redemption price. If you have submitted your notes for redemption upon a fundamental change, you may convert your notes only if you withdraw your conversion election. You may convert your notes in part so long as this part is $1,000 principal amount or an integral multiple of $1,000. If any notes not called for redemption are converted after a record date for any interest payment date and prior to the next interest payment date, the notes must be accompanied by an amount equal to the interest payable on the interest payment date on the converted principal amount unless a default exists at the time of conversion.

    The initial conversion price for the notes is $41.440 per share of common stock, subject to adjustment as described below. We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay cash equal to the market price of the common stock on the business day prior to the conversion date. Except as described below, you will not receive any accrued interest or dividends upon conversion.

    To convert your note into common stock you must:

    - complete and manually sign the conversion notice on the back of the note or facsimile of the conversion notice and deliver this notice to the conversion agent;

    - surrender the note to the conversion agent;

    - if required, furnish appropriate endorsements and transfer documents;

    - if required, pay all transfer or similar taxes; and

    - if required, pay funds equal to interest payable on the next interest payment date.

The date you comply with these requirements is the conversion date under the indenture.

    We will adjust the conversion price if the following events occur:

    (1) we issue common stock as a dividend or distribution on our common stock;

    (2) we issue to all holders of common stock certain rights or warrants to purchase our common stock;

    (3) we subdivide or combine our common stock;

    (4) we distribute to all common stock holders capital stock, evidences of indebtedness or assets, including securities but excluding:

       - rights or warrants listed in (2) above;

       - dividends or distributions listed in (1) above; and

       - cash distributions listed in (5) below;

    (5) we distribute cash, excluding any quarterly cash dividend on our common stock to the extent that the aggregate cash dividend per share of common stock in any quarter does not exceed the greater of:

       - the amount per share of common stock of the next preceding quarterly cash dividend on the common stock to the extent that the preceding quarterly dividend did not require an adjustment of the conversion price pursuant to this clause (5), as adjusted to reflect subdivisions or combinations of the common stock, and

       - 3.75% of the average of the last reported sale price of the common stock during the ten trading days immediately prior to the declaration date of the dividend, and excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of Lattice.

       If an adjustment is required to be made under this clause (5) as a result of a distribution that is a quarterly dividend, the adjustment would be based upon the amount by which the distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant to this clause (5). If an adjustment is required to be made under this clause (5) as a result of a distribution that is not a quarterly dividend, the adjustment would be based upon the full amount of the distribution;

    (6) we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; and

    (7) someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer. The adjustment referred to in this clause (7) will only be made if:

       - the tender offer or exchange offer is for an amount that increases the offeror's ownership of common stock to more than 25% of the total shares of common stock outstanding, and

       - the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

However, the adjustment referred to in this clause (7) will generally not be made if as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger of Lattice or a sale of all or substantially all of our assets.

    Under our rights plan, upon conversion of the notes into common stock, to the extent that the rights plan is still in effect upon conversion, you will receive, in addition to the common stock, the rights under the rights plan whether or not the rights have separated from the common stock at the time of conversion, subject to certain limited exceptions.

    In the event of:

    - any reclassification of our common stock; or

    - a consolidation, merger or combination involving Lattice; or

    - a sale or conveyance to another person of the property and assets of Lattice as an entirety or substantially as an entirety, in which holders of common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of notes will generally be entitled thereafter to convert their notes into the same type of consideration received by common stock holders immediately prior to one of these types of events.

    You may in certain situations be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations requiring a conversion price adjustment. See "Certain Federal Income Tax Considerations."

    We may from time to time reduce the conversion price for a period of at least 20 days if our board of directors has made a determination that this reduction would be in our best interests. Any such determination by our board will be conclusive. We would give holders at least 15 days' notice of any reduction in the conversion price. In addition, we may reduce the conversion price if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution. See "Certain Federal Income Tax Considerations."

    We will not be required to make an adjustment in the conversion price unless the adjustment would require a change of at least 1% in the conversion price. However, we will carry forward any adjustments that are less than one percent of the conversion price. Except as described above in this section, we will not adjust the conversion price for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

OPTIONAL REDEMPTION BY LATTICE

    The notes are not entitled to any sinking fund. At any time on or after November 6, 2002, we may redeem the notes in whole or in part at the following prices expressed as a percentage of the principal amount:

PERIOD                                                       REDEMPTION PRICE
------                                                       ----------------
Beginning on November 6, 2002 and ending on October 31,
  2003......................................................     102.71%
Beginning on November 1, 2003 and ending on October 31,
  2004......................................................     102.04%
Beginning on November 1, 2004 and ending on October 31,
  2005......................................................     101.36%
Beginning on November 1, 2005 and ending on October 31,
  2006......................................................     100.68%

and 100% at November 1, 2006. In each case, we will pay interest to, but excluding, the redemption date. If the redemption date is an interest payment date, interest shall be paid to the record holder on the relevant record date. We are required to give notice of redemption by mail to holders not more than 60 but not less than 30 days prior to the redemption date.

    If less than all of the outstanding notes are to be redeemed, the trustee shall select the notes to be redeemed in principal amounts of $1,000 or integral multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion shall be deemed to be of the portion selected for redemption.

    We may not redeem the notes if we have failed to pay any interest or premium on the notes and such failure to pay is continuing. We will issue a press release if we redeem the notes.

REDEMPTION AT OPTION OF THE HOLDER

    If a fundamental change occurs prior to November 1, 2006, you may require us to redeem your notes, in whole or in part, on a repurchase date that is 30 days after the date of our notice of the fundamental change. The notes will be redeemable in multiples of $1,000 principal amount.

    We shall redeem the notes at a price equal to 100% of the principal amount to be redeemed, plus accrued interest to, but excluding, the repurchase date. If the repurchase date is an interest payment date, we will pay interest to the record holder on the relevant record date.

    We will mail to all record holders a notice of the fundamental change within 10 days after the occurrence of the fundamental change. We are also required to deliver to the trustee a copy of the fundamental change notice. If you elect to redeem your notes, you must deliver to us or our designated agent, on or before the 30th day after the date of our fundamental change notice, your redemption notice and any notes to be redeemed, duly endorsed for transfer. We will promptly pay the redemption price for notes surrendered for redemption following the repurchase date.

    A "fundamental change" is any transaction or event in connection with which all or substantially all of our common stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive, consideration, whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise, which is not all or substantially all common stock listed on, or that will be listed on or immediately after the transaction or event on:

    - a United States national securities exchange, or

    - approved for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices.

    We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act in the event of a fundamental change.

    These fundamental change redemption rights could discourage a potential acquiror of Lattice. However, this fundamental change redemption feature is not the result of management's knowledge of any specific effort to obtain control of Lattice by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term "fundamental change" is limited to certain specified transactions and may not include other events that might adversely affect our financial condition. Our obligation to offer to redeem the notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving Lattice.

    We may be unable to redeem the notes in the event of a fundamental change. If a fundamental change were to occur, we may not have enough funds to pay the redemption price for all tendered notes. Any future credit agreements or other agreements relating to our indebtedness may expressly prohibit the repurchase of the notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from purchasing or redeeming notes, we could seek the consent of our lenders to redeem the notes or could attempt to refinance this debt. If we do not obtain a consent, we could not purchase or redeem the notes. Our failure to redeem tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness. In such circumstances, or if a fundamental change would constitute an event of default under our senior indebtedness, the subordination provisions of the indenture would restrict payments to the holders of notes.

SUBORDINATION OF NOTES

    Payment on the notes will, to the extent provided in the indenture, be subordinated in right of payment to the prior payment in full of all of our senior indebtedness. The notes also are effectively subordinated to all debt and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries.

    Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, interest, and liquidated damages, if any, on the notes will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness. In the event of any acceleration of the notes because of an event of default, the holders of any outstanding senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness obligations before the holders of the notes are entitled to receive any payment or distribution. We are required under the indenture to promptly notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default.

    We may not make any payment on the notes if:

    - a default in the payment of designated senior indebtedness occurs and is continuing beyond any applicable period of grace (called a "payment default"); or

    - a default other than a payment default on any designated senior indebtedness occurs and is continuing that permits holders of designated senior indebtedness to accelerate its maturity, or in the case of a lease, a default occurs and is continuing that permits the lessor to either terminate the lease or require us to make an irrevocable offer to terminate the lease following an event of default under the lease, and the trustee receives a notice of such default (called a "payment blockage notice") from us or any other person permitted to give such notice under the indenture (called a "non-payment default").

    We may resume payments and distributions on the notes:

    - in case of a payment default, upon the date on which such default is cured or waived or ceases to exist; and

    - in case of a non-payment default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received, if the maturity of the designated senior indebtedness has not been accelerated, or in the case of any lease, 179 days after notice is received if we have not received notice that the lessor under such lease has exercised its right to terminate the lease or require us to make an irrevocable offer to terminate the lease following an event of default under the lease.

    No new period of payment blockage may be commenced pursuant to a payment blockage notice unless 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice. No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for any later payment blockage notice.

    If the trustee or any holder of the notes receives any payment or distribution of our assets in contravention of the subordination provisions on the notes before all senior indebtedness is paid in full in cash or other payment satisfactory to holders of senior indebtedness then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

    In the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. This subordination will not prevent the occurrence of any event of default under the indenture.

    The notes are exclusively obligations of Lattice. A substantial portion of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

    Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes. Our subsidiaries are not required to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

    Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor to any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.


    As of December 31, 1999, we had no senior indebtedness outstanding, and had approximately $68.7 million of debt and other liabilities outstanding. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. We may from time to time incur additional debt, including senior indebtedness. Our subsidiaries may also from time to time incur other additional debt and liabilities.


    We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the notes. The trustee's claims for these payments will generally be senior to those of noteholders in respect of all funds collected or held by the trustee.

CERTAIN DEFINITIONS

    "DESIGNATED SENIOR INDEBTEDNESS" shall mean senior indebtedness under the credit agreement and our obligations under any other particular senior indebtedness that expressly provides that such senior indebtedness shall be "designated senior indebtedness" for purposes of the indenture, subject to the following limitations:

    - the instrument or agreement may place limitations and conditions on the right of senior indebtedness to exercise the rights of designated senior indebtedness; and

    - while the credit agreement shall be outstanding, designated senior indebtedness shall not include any senior indebtedness other than senior indebtedness incurred in connection with the credit agreement and senior indebtedness incurred in connection with the indebtedness described in clauses (3) and (4) of the definition of indebtedness.

    "INDEBTEDNESS" means:

    (1) all indebtedness, obligations and other liabilities for borrowed money, including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, or evidenced by bonds, debentures, notes or similar instruments, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

    (2) obligations with respect to letters of credit, bank guarantees or bankers' acceptances;

    (3) obligations in respect of leases required in conformity with generally accepted accounting principles to be accounted for as capitalized lease obligations on our balance sheet;

    (4) all obligations and other liabilities under any lease or related document in connection with the lease of real property which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and our obligations under the lease or related document to purchase or to cause a third party to purchase the leased property;

    (5) all obligations with respect to an interest rate or other swap, cap or collar agreement or foreign currency hedge, exchange or purchase agreement;

    (6) all direct or indirect guaranties, our obligations or liabilities to purchase, acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of others of the type described in (1) through (5) above;

    (7) any obligations described in (1) through (5) above secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by us; and

    (8) any amendments or modifications to (1) through (7) above.

    "SENIOR INDEBTEDNESS" means the principal, premium, if any, interest, including any interest accruing after bankruptcy; and rent or termination payment on or other amounts due on our current or future indebtedness, whether created, incurred, assumed, guaranteed or in effect guaranteed by us, including any deferrals, renewals, extensions, refundings, amendments, modifications or supplements to the above. However, senior indebtedness does not include:

    - indebtedness that expressly provides that it shall not be senior in right of payment to the notes or expressly provides that it is on the same basis or junior to the notes;

    - our indebtedness to any of our majority-owned subsidiaries; and

    - the notes.

EVENTS OF DEFAULT; NOTICE AND WAIVER

    The following will be events of default under the indenture:

    - we fail to pay principal or premium, if any, upon redemption or otherwise on the notes, whether or not the payment is prohibited by subordination provisions;

    - we fail to pay any interest and liquidated damages, if any, on the notes, whether or not the payment is prohibited by subordination provisions of the indenture;

    - we fail to perform or observe any of the covenants in the indenture for 60 days after notice; or

    - certain events involving bankruptcy, insolvency or reorganization of Lattice.

    The trustee may withhold notice to the holders of the notes of any default, except defaults in payment of principal, premium, interest or liquidated damages, if any, on the notes. However, the trustee must consider it to be in the interest of the holders of the notes to withhold this notice.

    If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal, premium, and accrued interest and liquidated damages, if any, on the outstanding notes to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving Lattice, the principal, premium and accrued interest and liquidated damages, if any, on the notes will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal, premium, interest or liquidated damages, if any, that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holder of a majority of the principal amount of outstanding notes may waive these past defaults. Payments of principal, premium, or interest on the notes that are not made when due will accrue interest at the annual rate of 4 3/4% from the required payment date.

    The holders of a majority of outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

    No holder of the notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal, premium or interest on the notes, unless:

    - the holder has given the trustee written notice of an event of default;

    - the holders of at least 25% in principal amount of outstanding notes make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

    - the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the notes; and

    - the trustee fails to comply with the request within 60 days after receipt.

MODIFICATION OF THE INDENTURE

    The consent of the holders of a majority in principal amount of the outstanding notes is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding note if it would:

    - extend the fixed maturity of any note;

    - reduce the rate or extend the time for payment of interest of any note;

    - reduce the principal amount or premium of any note;

    - reduce any amount payable upon redemption of any note;

    - adversely change our obligation to redeem any note upon a fundamental change;

    - impair the right of a holder to institute suit for payment on any note;

    - change the currency in which any note is payable;

    - impair the right of a holder to convert any note;

    - adversely modify the subordination provisions of the indenture; or

    - reduce the percentage of notes required for consent to any modification of the indenture.

    We are permitted to modify certain provisions of the indenture without the consent of the holders of the notes.

INFORMATION CONCERNING THE TRUSTEE

    We have appointed State Street Bank and Trust Company of California, N.A., the trustee under the indenture, as paying agent, conversion agent, note registrar and custodian for the notes. The trustee or its affiliates may provide banking and other services to us in the ordinary course of their business.

    The indenture contains certain limitations on the rights of the trustee, as long as it or any of its affiliates remains our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the notes, the trustee must eliminate such conflict or resign.

                          DESCRIPTION OF CAPITAL STOCK

    Lattice's authorized capital stock consists of 100,000,000 shares of common stock, $.01 par value and 10,000,000 shares of preferred stock, $.01 par value. As of October 2, 1999, there were 47,926,112 shares of common stock and no shares of preferred stock outstanding.

COMMON STOCK

    The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared from time to time by our board of directors out of funds legally available for distribution and in the event of liquidation, dissolution, or winding up of Lattice, the holders of common stock are entitled to share in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights and is not subject to further calls or assessments by Lattice. There are no redemption or sinking fund provisions applicable to the common stock. The common stock currently outstanding is validly issued, fully paid and nonassessable.

CERTAIN CHARTER PROVISIONS

    Lattice's Restated Certificate of Incorporation, as amended, and Bylaws, as amended, contain certain procedural provisions that could have the effect of delaying, deferring or preventing a change in control of Lattice. These include:

    - a provision classifying the board of directors into three classes; and

    - a provision requiring that the affirmative vote of two-thirds of the outstanding voting shares of capital stock of Lattice is required to approve certain business combinations.

PREFERRED STOCK

    Our board of directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences and privileges, including dividend rights, conversion rights, liquidation rights, voting rights, and the number of shares constituting any series or the designation of such series of preferred stock, without any further vote or action by the stockholders. As of October 2, 1999, there were no outstanding shares of preferred stock or options to purchase preferred stock other than the Rights Agreement described below. Although it has no present intention to do so, our board of directors may, without stockholder approval, issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of Lattice.

RIGHTS AGREEMENT

    Effective September 1991, our board of directors approved a Preferred Shares Right Agreement and declared a dividend distribution payable November 14, 1991 of one Preferred Share Purchase Right (called "rights") for each share of its common stock outstanding on November 14, 1991 and each share of its common stock issued thereafter (subject to certain limitations).

    Currently, the rights trade with the shares of common stock. When the rights become exercisable, each Right will entitle the holder to buy one-thousandth of a share of Series A Participating Preferred Stock, $.01 par value, at an exercise price of $60 per one one-thousandth of a share. The rights will become exercisable and will trade separately from the common stock (unless postponed by action of the disinterested directors of Lattice) on the earlier of (i) ten
(10) days following a public announcement that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of our outstanding common stock or (ii) ten (10) days following the commencement or announcement of a tender offer or exchange offer which, if consummated, would result in the beneficial ownership by a person or group of 20% or more of our outstanding common stock.

    In general, if any person or group acquires 20% or more of our common stock without approval of our board of directors, each right not held by the acquiring person will entitle its holder to purchase $120 worth of our common stock for an effective purchase price of $60. If, after any person or group acquires 20% or more of our common stock without the approval of our board of directors, we are acquired in a merger or other business combination transaction, each right not held by the acquiring person would entitle its holder to purchase $120 worth of the common stock of the acquiring company for $60. Under certain conditions, we may elect to redeem the rights for $.01 per right or cause the exchange of each right not held by the acquiring person for one share of our common stock. Additionally, the exercise price, number of rights, and the number of shares of Series A Participating Preferred or common stock that may be acquired for the exercise price are subject to adjustment from time to time to prevent dilution. The rights expire on September 11, 2001, unless previously exchanged or redeemed as described above, or terminated in connection with the acquisition of Lattice by consolidation or merger approved by the board of directors and satisfying certain conditions.

    The rights are designed to protect and maximize the value of the outstanding equity interests in Lattice in the event of an unsolicited attempt by an acquiror to take over Lattice in a manner or on terms not approved by the board of directors. Takeover attempts frequently include coercive tactics to deprive a corporation's board of directors and its stockholders of any real opportunity to determine the destiny of the corporation. The rights have been declared by the board of directors in order to deter such tactics, including a gradual accumulation of shares in the open market of a 20% or greater position to be followed by a merger or a partial or two-tier tender offer that does not treat all stockholders equally.

    The rights are not intended to prevent a takeover of Lattice and will not do so. Nevertheless, the rights may have the effect of rendering more difficult or discouraging an acquisition of Lattice deemed undesirable by the board of directors. The rights may cause substantial dilution to a person or group that attempts to acquire Lattice on terms or in a manner not approved by our board of directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the rights.

    The description above is qualified in its entirety by reference to the Preferred Shares Right Agreement dated as of September 11, 1991.

DELAWARE TAKEOVER STATUTE

    We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which prohibits a publicly-held Delaware corporation from engaging in any "business combination" with an "interested stockholder" for three years following the date that such stockholder became an interested stockholder, unless:

    - prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

    - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    - on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

    Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholders. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior did own) 15% or more of the corporation's voting stock.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the common stock is ChaseMellon Shareholder Services, L.L.C. Its address is 50 California Street, 10th Floor, San Francisco, California 94111 and its telephone number is (415) 954-9533.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and common stock into which notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change or differing interpretation possibly with retroactive effect. Except as specifically discussed below with regard to Non-U.S. Holders, this summary applies only to beneficial owners that will hold notes and common stock into which notes may be converted as "capital assets," within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (called the "Code"), and who, for U.S. federal income tax purposes, are:

    - individual citizens or residents of the U.S.,

    - corporations, partnerships or other entities created or organized in or under the laws of the U.S. or of any political subdivision thereof (unless, in the case of a partnership, Treasury Regulations otherwise provide),

    - estates, the incomes of which are subject to U.S. federal income taxation regardless of the source of such income, or

    - trusts subject to the primary supervision of a U.S. court and the control of one or more U.S. persons (called "U.S. Holders").

Persons other than U.S. holders (called "Non-U.S. Holders") are subject to special U.S. federal income tax considerations, some of which are discussed below. This discussion does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules, such as banks, holders subject to the alternative minimum tax, tax-exempt organizations, insurance companies, foreign persons or entities, except to the extent specifically set forth below, dealers in securities or currencies, persons that will hold notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes or persons deemed to sell notes or common stock under the constructive sale provisions of the Code. This summary discusses the tax considerations applicable to initial purchasers of the notes who purchase the notes at their "issue price" as defined in
Section 1273 of the Code and does not discuss the tax considerations applicable to subsequent purchasers of the notes. Lattice has not sought any ruling from the Internal Revenue Service (the "IRS") or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. In addition, the IRS is not precluded from successfully adopting a contrary position. This summary does not consider the effect of the federal estate or gift tax laws or the tax laws, except as set forth below with respect to Non-U.S. Holders, of any applicable foreign, state, local or other jurisdiction.

    INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

U.S. HOLDERS

    TAXATION OF INTEREST

    Interest paid on the notes will be included in the income of a U.S. Holder as ordinary income at the time it is treated as received or accrued, in accordance with such holder's regular method of accounting for U.S. federal income tax purposes. Under Treasury Regulations, the possibility of an additional payment under a note may be disregarded for purposes of determining the amount of interest or original issue discount income to be recognized by a holder in respect of such note (or the timing of such recognition) if the likelihood of the payment, as of the date the notes are issued, is remote. Failure of Lattice to cause this shelf registration statement to be declared effective may result in the payment of predetermined liquidated damages under Lattice's registration rights agreement. In addition, a holder may require Lattice to redeem any and all of his notes in the event of a fundamental change. Lattice believes that the likelihood of a liquidated damages payment with respect to the notes is remote and does not intend to treat such possibility as affecting the yield to maturity of any note. Similarly, Lattice intends to take the position that a "fundamental change" is remote under the Treasury Regulations, and likewise does not intend to treat the possibility of a "fundamental change" as affecting the yield to maturity of any note. In the event either contingency occurs, it would affect the amount and timing of the income that must be recognized by a U.S. Holder of notes. There can be no assurance that the IRS will agree with such positions.

    SALE, EXCHANGE OR REDEMPTION OF THE NOTES

    Upon the sale, exchange, other than a conversion, or redemption of a note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between:

    - the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption, except to the extent such amount is attributable to accrued interest income not previously included in income, which will be taxable as ordinary income, or is attributable to accrued interest that was previously included in income, which amount may be received without generating further income, and

    - such holder's adjusted tax basis in the note.

A U.S. Holder's adjusted tax basis in a note generally will equal the cost of the note to such holder. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period in the note is more than one year at the time of sale, exchange or redemption. Long-term capital gains recognized by certain noncorporate U.S. Holders, including individuals, will generally be subject to a maximum rate of tax of 20%. The deductibility of capital losses is subject to limitations.

    CONVERSION OF THE NOTES

    A U.S. Holder generally will not recognize any income, gain or loss upon conversion of a note into common stock except with respect to cash received in lieu of a fractional share of common stock. A U.S. Holder's tax basis in the common stock received on conversion of a note will be the same as such holder's adjusted tax basis in the note at the time of conversion, reduced by any basis allocable to a fractional share interest, and the holding period for the common stock received on conversion will generally include the holding period of the note converted. However, a U.S. Holder's tax basis in shares of common stock considered attributable to accrued interest generally will equal the amount of such accrued interest included in income, and the holding period for such shares shall begin on the date of conversion.

    Cash received in lieu of a fractional share of common stock upon conversion will be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss, measured by the difference between the cash received for the fractional share and the holder's adjusted tax basis in the fractional share.

    DIVIDENDS

    Distributions, if any, made on the common stock after a conversion generally will be included in the income of a U.S. Holder as ordinary dividend income to the extent of Lattice's current or accumulated earnings and profits. Distributions in excess of Lattice's current and accumulated earnings and profits will be treated as a return of capital to the extent of the U.S. Holder's basis in the common stock and thereafter as capital gain.

    Holders of convertible debt instruments such as the notes may, in certain circumstances, be deemed to have received distributions of stock if the conversion price of such instruments is adjusted. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments, however, will generally not be considered to result in a constructive distribution of stock. Certain of the possible adjustments provided in the notes will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the U.S. Holders of notes will be deemed to have received constructive distributions taxable as dividends to the extent of Lattice's current and accumulated earnings and profits even though they have not received any cash or property as a result of such adjustments. In certain circumstances, the failure to provide for such an adjustment may result in taxable dividend income to the U.S. Holders of common stock.

    SALE OF COMMON STOCK

    Upon the sale or exchange of common stock a U.S. Holder generally will recognize capital gain or loss equal to the difference between:

    - the amount of cash and the fair market value of any property received upon the sale or exchange, and

    - such U.S. Holder's adjusted tax basis in the common stock.

Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period in common stock is more than one year at the time of the sale or exchange. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, will generally be subject to a maximum rate of tax of 20%. A U.S. Holder's basis and holding period in common stock received upon conversion of a note are determined as discussed above under "Conversion of Notes." The deductibility of capital losses is subject to limitations.

SPECIAL TAX RULES APPLICABLE TO NON-U.S. HOLDERS

    In general, subject to the discussion below concerning backup withholding:

    (1) Payments of principal or interest on the notes by Lattice or any paying agent to a beneficial owner of a note that is a Non-U.S. Holder will not be subject to U.S. withholding tax, provided that, in the case of interest:

       - such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of Lattice entitled to vote within the meaning of Section 871(h)(3) of the Code,

       - such Non-U.S. Holder is not a "controlled foreign corporation" with respect to which Lattice is a "related person" within the meaning of the Code,

       - such Non-U.S. Holder is not a bank receiving interest described in
         Section 881(c)(3)(A) of the Code, and

       - the certification requirements under Section 871(h) or Section 881(c) of the Code and Treasury Regulations thereunder (discussed below) are satisfied,

    (2) A Non-U.S. Holder of a note or common stock will not be subject to U.S. federal income tax on gains realized on the sale, exchange or other disposition of such note or common stock unless:

       - such Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of sale, exchange or other disposition, and certain conditions are met,

       - such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. and, if certain U.S. income tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder,

       - the Non-U.S. Holder is subject to Code provisions applicable to certain U.S. expatriates, or

       - in the case of common stock held by a person who holds more than 5% of such stock, Lattice is or has been, at any time within the shorter of the five-year period preceding such sale or other disposition or the period such Non-U.S. Holder held the common stock, a U.S. real property holding corporation (called a "USRPHC") for U.S. federal income tax purposes, and Lattice does not believe that it is currently a USRPHC or that it will become one in the future,

    (3) Interest on notes not excluded from U.S. withholding tax as described in
       (1) above and dividends on common stock after conversion generally will be a subject to U.S. withholding tax at a 30% rate, except where an applicable tax treaty provides for the reduction or elimination of such withholding tax.

    To satisfy the certification requirements referred to in the fourth bullet point of (1) above, Sections 871(h) and 881(c) of the Code and currently effective Treasury Regulations thereunder require that either:

    - the beneficial owner of a note must certify, under penalties of perjury, to Lattice or its paying agent, as the case may be, that such owner is a Non-U.S. Holder and must-provide such owner's name and address, and U.S. taxpayer identification number (called "TIN"), if any, or

    - a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business (called a "financial institution") and holds the note on behalf of the beneficial owner thereof must certify, under penalties of perjury, to Lattice or its paying agent, as the case may be, that such certificate has been received from the beneficial owner and must furnish the payor with a copy thereof.

Such requirement will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8 or successor form, under penalties of perjury, that it is a Non-U.S. Holder and provides its name and address or any financial institution holding the note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the beneficial owner, and furnishes the withholding agent with a copy thereof.

    Treasury Regulations effective for payments made after December 31, 2000, will provide alternative methods for satisfying the certification requirements described above and below, subject to certain grandfathering provisions. These new regulations also require, in the case of notes held by a foreign partnership, that:

    - the certification be provided by the partners rather than by the foreign partnership, and

    - the partnership provide certain information, including a TIN. A look-through rule will apply in the case of tiered partnerships.

    If a Non-U.S. Holder of a note or common stock is engaged in a trade or business in the U.S. and if interest on the note, dividends on the common stock, or gain realized on the sale, exchange or other disposition of the note or common stock is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. withholding tax (provided that the certification requirements discussed in the next sentence are met), will generally be subject to U.S. federal income tax on such interest, dividends or gain on a net income basis in the same manner as if it were a U.S. Holder. In lieu of the certificate described above, such a Non-U.S. Holder will be required, under currently effective Treasury Regulations, to provide Lattice with a properly executed IRS Form 4224 or successor form in order to claim an exemption from withholding tax. In addition, if such Non-U.S.

Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30%, or such lower rate provided by an applicable treaty, of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

    U.S. FEDERAL ESTATE TAX

    A note held by an individual who at the time of death is not a citizen or resident of the U.S., as specially defined for U.S. federal estate tax purposes, will not be subject to U.S. federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Lattice and, at the time of the individual's death, payments with respect to such note would not have been effectively connected with the conduct by such individual of a trade or business in the U.S. common stock held by an individual who at the time of death is not a citizen or resident of the U.S., as specially defined for U.S. federal estate tax purposes, will be included in such individual's estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty otherwise applies.

    Non-U.S. Holders should consult with their tax advisors regarding U.S. and foreign tax consequences with respect to the notes and common stock.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Backup withholding of U.S. federal income tax at a rate of 31% may apply to payments pursuant to the terms of a note or common stock to a U.S. Holder that is not an "exempt recipient" and that fails to provide certain identifying information, such as the holder's TIN, in the manner required. Generally, individuals are not exempt recipients, whereas corporations and certain other entities are exempt recipients. Payments made in respect of a note or common stock must be reported to the Service, unless the U.S. Holder is an exempt recipient or otherwise establishes an exemption.

    In the case of payments of interest on a note to a Non-U.S. Holder, Treasury Regulations provide that backup withholding and information reporting will not apply to payments with respect to which either requisite certification has been received or an exemption has otherwise been established, provided that neither Lattice nor a paying agent has actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not in fact satisfied.

    Dividends on the common stock paid to Non-U.S. Holders that are subject to U.S. withholding tax, as described above, generally will be exempt from U.S. backup withholding tax but will be subject to certain information reporting.

    Payments of the proceeds of the sale of a note or common stock to or through a foreign office of a U.S. broker or a foreign office of a broker that is a U.S. related person (either a "controlled foreign corporation" (within the meaning of the Code) or a foreign person, 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with the conduct of a trade or business within the U.S.) are currently subject to certain information reporting requirements, unless the payee is an exempt recipient or such broker has evidence in its records that the payee is a Non-U.S. Holder and no actual knowledge that such evidence is false and certain other conditions are met. Temporary Treasury Regulations indicate that such payments are not currently subject to backup withholding.

    Under current Treasury Regulations, payments of the proceeds of a sale of a note or common stock to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury as to his or her status as a Non-U.S. Holder and satisfies certain other qualifications (and no agent of the broker who is responsible for receiving or reviewing such statement has actual knowledge that it is incorrect) and provides his or her name and address or the payee otherwise establishes an exemption.

    Any amounts withheld under the backup withholding rules from a payment to a holder of a note or common stock will be allowed as a refund or credit against such holder's U.S. federal income tax provided that the required information is furnished to the IRS in a timely manner.

    As noted above, new regulations will generally be applicable to payments made after December 31, 2000. In general, these new regulations do not significantly alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. Under these new regulations, special rules apply which permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners. A holder of a note or common stock should consult with its tax advisor regarding the application of the backup withholding rules to its particular situation, the availability of an exemption therefrom, the procedure for obtaining such an exemption, if available, and the impact of these new regulations on payments made with respect to notes or common stock after December 31, 2000.

    THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISER AS TO THE PARTICULAR U.S FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND COMMON STOCK OF LATTICE. TAX ADVISORS SHOULD ALSO BE CONSULTED AS TO THE U.S. ESTATE AND GIFT TAX CONSEQUENCES AND THE FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND COMMON STOCK OF LATTICE, AS WELL AS THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

                            SELLING SECURITYHOLDERS

    We originally issued the notes in a private placement in October 1999. Selling securityholders may offer and sell the notes and the underlying common stock pursuant to this prospectus.


    The following table contains information as of January 25, 2000, with respect to the selling securityholders and the principal amount of notes and the underlying common stock beneficially owned by each selling security holders that may be offered using this prospectus.



                                                 PRINCIPAL
                                                 AMOUNT AT
                                                MATURITY OF                     NUMBER OF
                                                   NOTES                        SHARES OF
                                                BENEFICIALLY   PERCENTAGE OF   COMMON STOCK    PERCENTAGE OF
                                                 OWNED THAT        NOTES       THAT MAY BE     COMMON STOCK
NAME                                            MAY BE SOLD     OUTSTANDING      SOLD (1)     OUTSTANDING (2)
----                                            ------------   -------------   ------------   ---------------
1976 Distribution Trust FBO
  A.R. Lauder/Zinterhofer.....................  $     9,000           *              217               *
1976 Distribution Trust FBO
  Jane A. Lauder..............................        9,000           *              217               *
Allstate Insurance Company....................    1,000,000           *           24,131               *
Aloha Airlines Non-Pilots Pension Trust.......      160,000           *            3,861               *
Aloha Airlines Pilots Retirement Trust........       90,000           *            2,171               *
Alta Partners Holdings, LDC...................    1,000,000           *           24,131               *
Argent Classic Convertible Arbitrage Fund
  (Bermuda) L.P...............................    2,500,000           *           60,328               *
Argent Classic Convertible Arbitrage Fund
  L.P.........................................    1,000,000           *           24,131               *
Argent Convertible Arbitrage Fund Ltd.........    1,400,000           *           33,783               *
Arkansas Teachers Retirement System...........    1,077,000           *           25,989               *
Arpeggio Fund, LP.............................      600,000           *           14,478               *
Associated Electric & Gas Insurance Services
  Limited.....................................      450,000           *           10,859               *
Bancroft Convertible Fund, Inc................      250,000           *            6,032               *
Baptist Health of South Florida...............       72,000           *            1,737               *
BBT Fund, L.P.................................    5,000,000         1.9%         120,565               *
Boilermaker-Blacksmith Pension Trust..........      200,000           *            4,826               *
Boston Museum of Fine Arts....................       55,000           *            1,327               *
BVI Social Security Board.....................       17,000           *              410               *
C&H Sugar Company, Inc........................      255,000           *            6,153               *
CALAMOS-Registered Trademark- Convertible
  Fund--CALAMOS Investment Trust..............      405,000           *            9,773               *
CALAMOS-Registered Trademark- Growth and
  Income Fund--CALAMOS-Registered Trademark-
  Investment Trust............................      125,000           *            3,016               *
Castle Convertible Fund.......................      500,000           *           12,065               *
Champion International Corporation Master
  Retirement Trust............................      275,000           *            6,636               *
Christian Science Trustees for Gifts and
  Endowments..................................      460,000           *           11,100               *
Chrysler Corporation Master Retirement
  Trust.......................................    4,885,000         1.9%         117,881               *
CIBC World Markets............................    1,450,000           *           34,990               *
CIBC World Markets International Equity
  Arbitrage Corp..............................    2,500,000           *           60,328               *
City of Knoxville Pension System..............       75,000           *            1,809               *
Conseco Direct Life Insurance Company.........      220,000           *            5,308               *

                                                 PRINCIPAL
                                                 AMOUNT AT
                                                MATURITY OF                     NUMBER OF
                                                   NOTES                        SHARES OF
                                                BENEFICIALLY   PERCENTAGE OF   COMMON STOCK    PERCENTAGE OF
                                                 OWNED THAT        NOTES       THAT MAY BE     COMMON STOCK
NAME                                            MAY BE SOLD     OUTSTANDING      SOLD (1)     OUTSTANDING (2)
----                                            ------------   -------------   ------------   ---------------
Conseco Fund Group--Convertible Securities
  Fund........................................    2,000,000           *           48,262               *
Cova Bond--Debenture Fund.....................      500,000           *           12,065               *
C.U.N.Y.......................................       43,000           *            1,037               *
David Lipscomb University General Endowment...      110,000           *            2,654               *
Delta Airlines Master Trust...................      525,000           *           12,668               *
Elf Aquitaine.................................      150,000           *            3,619               *
Ellsworth Convertible Growth and Income Fund,
  Inc.........................................      250,000           *            6,032               *
Employee Benefit Convertible Securities
  Fund........................................      300,000           *            7,239               *
EQAT Alliance Balanced Account................    1,830,000           *           44,160               *
EQAT Alliance Growth Investors................    1,535,000           *           37,041               *
EQAT Alliance Growth & Income Account.........    3,790,000         1.5%          91,457               *
Equitable Advisors Trust Separate Account--
  Balanced....................................      125,000           *            3,016               *
Equitable Advisors Trust Separate Account--
  Convertibles................................    1,995,000           *           48,141               *
Fuji U.S. Income Open.........................    1,000,000           *           24,131               *
GLG Global Convertible Fund...................    2,330,000           *           56,225               *
GLG Global Convertible UCITS Fund.............      420,000           *           10,135               *
GLG Market Neutral Fund.......................    6,250,000         2.4%         150,820               *
Grable Foundation.............................       63,000           *            1,520               *
Granville Capital Corp........................    1,250,000           *           30,164               *
Gryphon Domestic III, LLC.....................    2,700,000         1.0%          65,154               *
Guardian Life Insurance Co....................    2,500,000           *           60,328               *
Hawaiian Airlines Employees Pension
  Plan--IAM...................................      140,000           *            3,378               *
Hawaiian Airlines Pension Plan for Salaried
  Employees...................................       35,000           *              844               *
Hawaiian Airlines Pilots Retirement Plan......      215,000           *            5,188               *
Highbridge International LLC..................    7,500,000         2.9%         180,984               *
Hull Overseas Ltd.............................      250,000           *            6,032               *
Investcorp SAM Fund Limited...................    5,000,000         1.9%         120,656               *
Julius Baer Securities........................      500,000           *           12,065               *
Kapiolani Medical Center......................      315,000           *            7,601               *
Kentfield Trading, Ltd........................    9,950,000         3.8%         240,106               *
Knoxville Utilities Board Retirement System...       40,000           *              965               *
Lipper Convertibles, L.P......................    4,750,000         1.8%         114,623               *
Lord Abbett & Co. Oxford Fund.................    1,600,000           *           38,610               *
Lord Abbett Bond--Debenture Fund..............    2,500,000           *           60,328               *
Lord Abbett Investment Trust--High Yield......      100,000           *            2,413               *
Mainstay Convertible Fund.....................    5,000,000         1.9%         120,656               *
Mark IV Industries, Inc. and Subsidiaries
  Master Trust................................      800,000           *           19,305               *
Maryland State Retirement System..............      924,000           *           22,297               *
Memphis Light, Gas & Water Retirement Fund....    1,375,000           *           32,918               *
Merrill Lynch Convertible Fund, Inc...........      800,000           *           19,305               *

                                                 PRINCIPAL
                                                 AMOUNT AT
                                                MATURITY OF                     NUMBER OF
                                                   NOTES                        SHARES OF
                                                BENEFICIALLY   PERCENTAGE OF   COMMON STOCK    PERCENTAGE OF
                                                 OWNED THAT        NOTES       THAT MAY BE     COMMON STOCK
NAME                                            MAY BE SOLD     OUTSTANDING      SOLD (1)     OUTSTANDING (2)
----                                            ------------   -------------   ------------   ---------------
Merrill Lynch ECS Convertible Securities
  Portfolio...................................      200,000           *            4,826               *
Merrill Lynch Insurance Corp..................      156,000           *            3,764               *
Morgan Stanley Dean Witter....................   25,000,000         9.6%         603,281             1.3%
Morgan Stanley Dean Witter Convertible
  Securities Trust............................    3,000,000         1.2%          72,393               *
Motion Picture Industry Health Plan--Active
  Member Fund.................................      575,000           *           13,875               *
Motion Picture Industry Health Plan--Retiree
  Member Fund.................................      285,000           *            6,877               *
Nations Capital Income Fund...................    3,800,000         1.5%          91,698               *
New Orleans Fire Pension......................       68,000           *            1,640               *
New York Life Insurance and Annuity
  Corporation.................................    1,500,000           *           36,196               *
New York Life Insurance Company...............   12,750,000         4.9%         307,673               *
Nicholas--Applegate Convertible Fund..........      202,000           *            4,874               *
Northern Income Equity Fund...................    1,000,000           *           24,131               *
Occidental Petroleum Corp.....................      114,000           *            2,750               *
OCM Convertible Limited Partnership...........      145,000           *            3,499               *
OCM Convertible Trust.........................    2,630,000         1.0%          63,465               *
Ohio BWC......................................      139,000           *            3,354               *
Oppenheimer Convertible Securities Fund.......    3,500,000         1.3%          84,459               *
Pacific Innovations Trust Capital Income
  Fund........................................      300,000           *            7,239               *
Pacific Life Insurance Company................    1,500,000           *           36,196               *
Palladin Securities...........................      660,000           *           15,926               *
Partner Reinsurance Company Ltd...............    1,005,000           *           24,251               *
PGEP III LLC..................................      220,000           *            5,308               *
Physicians Life...............................       98,000           *            2,364               *
Pilgrim Convertible Fund......................    1,197,000           *           28,885               *
PIMCO Convertible Bond Fund...................    1,600,000           *           38,610               *
PIMCO Total Return Fund.......................    1,500,000           *           36,196               *
Port Authority of Allegheny County Retirement
  and Disability Allowance Plan for the
  Employees Represented by Local 85 of the
  Amalgamated Transit Union...................      275,000           *            6,636               *
Queen's Health Plan...........................       55,000           *            1,327               *
Rhapsody Fund, LP.............................      700,000           *           16,891               *
Robertson Stephens............................    6,000,000         2.3%         144,787               *
San Diego City Retirement.....................      351,000           *            8,470               *
San Diego County Convertible..................    1,085,000           *           26,182               *
Shell Pension Trust...........................       90,000           *            2,171               *
SPT...........................................      275,000           *            6,636               *
State Employees' Retirement Fund of the State
  of Delaware.................................    2,585,000           *           62,379               *
State of Connecticut Combined Investment
  Funds.......................................    5,945,000         2.3%         143,460               *
State of Maryland Retirement Plan.............    4,200,000         1.6%         101,351               *

                                                 PRINCIPAL
                                                 AMOUNT AT
                                                MATURITY OF                     NUMBER OF
                                                   NOTES                        SHARES OF
                                                BENEFICIALLY   PERCENTAGE OF   COMMON STOCK    PERCENTAGE OF
                                                 OWNED THAT        NOTES       THAT MAY BE     COMMON STOCK
NAME                                            MAY BE SOLD     OUTSTANDING      SOLD (1)     OUTSTANDING (2)
----                                            ------------   -------------   ------------   ---------------
State of Oregon/SAIF Corporation..............    7,735,000         3.0%         186,655               *
Summer Hill Global Partners L.P...............      140,000           *            3,378               *
The Dow Chemical Company Employees' Retirement
  Plan........................................      600,000           *           14,478               *
The Frist Foundation..........................      240,000           *            5,791               *
The Northwestern Mutual Life Insurance
  Company.....................................    4,000,000         1.5%          96,525               *
The TCW Group, Inc............................    9,950,000         3.8%         240,106               *
United Food and Commercial Workers Local 1262
  and Employers Pension Fund..................      200,000           *            4,826               *
ValueLine Convertible Fund....................      500,000           *           12,065               *
Vanguard Convertible Securities Fund, Inc.....    3,345,000         1.3%          80,719               *
Van Waters & Rogers, Inc. Retirement Plan
  (f.k.a. Univar Corporation).................      105,000           *            2,533               *
VAR Partners, LP..............................      125,000           *            3,016               *
Wake Forest University........................      363,000           *            8,759               *
Warburg Dillon Read LLC.......................   11,950,000         4.6%         288,368               *
Any other holder of Notes or future
  transferee, pledgee, donee or successor of
  any holder(3)(4)............................   38,489,000        14.8%         928,788             1.9%


------------------------

*   Less than 1%.

(1) Assumes conversion of all of the holder's notes at a conversion price of $41.440 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes--Conversion of Notes." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 47,926,112 shares of common stock outstanding as of October 2, 1999. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

(3) Information about other selling security holders will be set forth in prospectus supplements, if required.

(4) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

    We prepared this table based on the information supplied to us by the selling securityholders named in the table.

    The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date on which the information in the above table is presented. Information about the selling securityholders may change from over time. Any changed information will be set forth in prospectus supplements.

    Because the selling securityholders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

    We will not receive any of the proceeds of the sale of the notes and the underlying common stock offered by this prospectus. The notes and the underlying common stock may be sold from time to time to purchasers:

    - directly by the selling securityholders;

    - through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying common stock.

    The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be "underwriters." As a result, any profits on the sale of the notes and underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were to deemed underwriters, the selling securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

    If the notes and underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

    The notes and underlying common stock may be sold in one or more transactions at:

    - fixed prices;

    - prevailing market prices at the time of sale;

    - varying prices determined at the time of sale; or

    - negotiated prices.

    These sales may be effected in transactions:

    - on any national securities exchange or quotation service on which the notes and underlying common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market in the case of the common stock;

    - in the over-the-counter market;

    - in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

    - through the writing of options.

    These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

    In connection with sales of the notes and underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and underlying common stock short and deliver notes and underlying common stock to close out short positions, or loan or pledge notes and underlying common stock to broker-dealers that in turn may sell the notes and underlying common stock.

    To our knowledge, there are currently no plans, arrangement or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders. Selling securityholders may not sell any or all of the notes and the underlying common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling securityholder will not transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus.

    Our common stock trades on the Nasdaq National Market under the symbol "LSCC." We do not intend to apply for listing of the notes on any securities exchange or for quotation through Nasdaq. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the notes. See "Risk Factors--A public market may not develop for the notes."

    There can be no assurance that any selling securityholder will sell any or all of the notes or underlying common stock pursuant to this prospectus. In addition, any notes or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

    The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.

    Pursuant to the registration rights agreement filed as an exhibit to this registration statement, we and the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.

    We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                 LEGAL MATTERS

    The validity of the issuance of Lattice Semiconductor Corporation's securities offered by this prospectus will be passed upon for Lattice Semiconductor Corporation by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

    The consolidated financial statements of Lattice Semiconductor Corporation incorporated in this Prospectus by reference to the Annual Report on Form 10-K, as amended, for the year ended April 3, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements of Vantis Corporation as of December 27, 1998 and December 28, 1997, and for the three years in the period ended December 27, 1998, appearing in Lattice Semiconductor Corporation's Current Report on
Form 8-K filed on June 25, 1999, amended on August 20, 1999 (Form 8-K/A), have been audited by Ernst & Young LLP, independent auditors, as stated in their report included therein and incorporated herein by reference and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The aggregate estimated (other than the registration fee) expenses to be paid by the Registrant in connection with this offering are as follows:

Securities and Exchange Commission registration fee.........  $ 72,280
Nasdaq Additional Share Listing Fee.........................    17,500
Accounting fees and expenses................................    10,000
Legal fees and expenses.....................................    25,000
Miscellaneous...............................................     5,000
                                                              --------
    Total...................................................  $129,780
                                                              ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS OF LATTICE

CERTIFICATE OF INCORPORATION

    Article 10 of our Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, as the same now exists or may hereafter be amended, a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

    -- for any breach of their duty of loyalty to the corporation or its stockholders,

    -- for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

    -- for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or

    -- for any transaction from which the director derived an improper personal benefit.

BYLAWS

INDEMNIFICATION ARRANGEMENTS

    Our bylaws provide that our directors, officers and agents shall be indemnified against expenses including attorneys' fees, judgments, fines, settlements actually and reasonably incurred in connection with any proceeding arising out of their status as such, if such director, officer or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Lattice Semiconductor Corporation, and, with the respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful.

    We have entered into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our Certificate of Incorporation and Bylaws. These agreements, among other things, indemnify our directors and officers for certain expenses, including attorney's fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Lattice, arising out of such person's services as a director or officer of Lattice, any subsidiary of Lattice or any other company or enterprise to which the person provides services at the request of Lattice.

ITEM 16.  EXHIBITS

    The following exhibits are filed herewith or incorporated by reference herein:


           EXHIBIT
           NUMBER           EXHIBIT TITLE
    ---------------------   -------------
             3.1*           Certificate of Incorporation, as amended.(1)

             3.2*           Bylaws, as amended.(2)

             4.1*           Indenture.

             4.2*           Registration Rights Agreement.

             4.3*           Form of Note (included in Exhibit 4.1).

             5.1            Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                              Corporation.

            12.1*           Computation of Ratio of Earnings to Fixed Charges.

            23.1            Consent of PricewaterhouseCoopers LLP, Independent
                              Accountants.

            23.2            Consent of Ernst & Young LLP, Independent Auditors.

            23.3            Consent of Wilson Sonsini Goodrich & Rosati, Professional
                              Corporation (included in Exhibit 5.1).

            24.1*           Power of Attorney of certain directors and officers of
                              Lattice Semiconductor Corporation.

            25.1*           Form T-1 Statement of Eligibility of Trustee for Indenture
                              under the Trust Indenture Act of 1939.


------------------------


*   Previously filed.


(1) Incorporated by reference to exhibits filed with the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1990; the Company's Registration Statement on Form 8-A filed on September 13, 1991; and the Company's Annual Report on Form 10-K for the fiscal year ended March 28, 1998.

(2) Incorporated by reference to exhibits filed with the Company's Annual Report on Form 10-K for the fiscal year ended March 30, 1991 and the Company's Annual Report on Form 10-K for the fiscal year ended March 28, 1998.

ITEM 17.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (a) To include any prospectus required by Section 10(a)(3) of the Securities Act,

        (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement,

        (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hillsboro, State of Oregon, on January 27, 2000.


                                                       LATTICE SEMICONDUCTOR CORPORATION

                                                       By:  /s/ CYRUS Y. TSUI
                                                       --------------------------------------------
                                                       Name:  Cyrus Y. Tsui
                                                       Title:   PRESIDENT, CHIEF EXECUTIVE OFFICER
                                                              AND CHAIRMAN OF THE BOARD


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                    SIGNATURE                                 TITLE                         DATE
                    ---------                                 -----                         ----
                /s/ CYRUS Y. TSUI            President, Chief Executive Officer       January 27, 2000
          ----------------------------         (Principal Executive Officer) and
                  Cyrus Y. Tsui                Chairman of the Board of Directors

              /s/ STEPHEN A. SKAGGS          Senior Vice President, Chief Financial   January 27, 2000
          ----------------------------         Officer (Principal Financial and
                Stephen A. Skaggs              Accounting Officer) and Secretary

                        *                                                             January 27, 2000
          ----------------------------       Director
                Mark O. Hatfield

                        *                                                             January 27, 2000
          ----------------------------       Director
                 Daniel S. Hauer

                        *                                                             January 27, 2000
          ----------------------------       Director
                 Harry A. Merlo

                        *                                                             January 27, 2000
          ----------------------------       Director
                Larry W. Sonsini

                        *                                                             January 27, 2000
          ----------------------------       Director
                Douglas C. Strain

*By:          /s/ STEPHEN A. SKAGGS
          ----------------------------
                Stephen A. Skaggs
                Attorney-in-fact

                                 EXHIBIT INDEX


           EXHIBIT
           NUMBER           EXHIBIT TITLE
    ---------------------   -------------
             3.1*           Certificate of Incorporation, as amended.(1)

             3.2*           Bylaws, as amended.(2)

             4.1*           Indenture.

             4.2*           Registration Rights Agreement.

             4.3*           Form of Note (included in Exhibit 4.1).

             5.1            Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                              Corporation.

            12.1*           Computation of Ratio of Earnings to Fixed Charges.

            23.1            Consent of PricewaterhouseCoopers LLP, Independent
                              Accountants.

            23.2            Consent of Ernst & Young LLP, Independent Auditors.

            23.3            Consent of Wilson Sonsini Goodrich & Rosati, Professional
                              Corporation (included in Exhibit 5.1).

            24.1*           Power of Attorney of certain directors and officers of
                              Lattice Semiconductor Corporation.

            25.1*           Form T-1 Statement of Eligibility of Trustee for Indenture
                              under the Trust Indenture Act of 1939.


------------------------


*   Previously filed.


(1) Incorporated by reference to exhibits filed with the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1990; the Company's Registration Statement on Form 8-A filed on September 13, 1991; and the Company's Annual Report on Form 10-K for the fiscal year ended March 28, 1998.

(2) Incorporated by reference to exhibits filed with the Company's Annual Report on Form 10-K for the fiscal year ended March 30, 1991 and the Company's Annual Report on Form 10-K for the fiscal year ended March 28, 1998.